UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENERAL FINANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

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39 East Union Street, Pasadena, California 91103

October 25, 2018

Dear fellow stockholders,

The General Finance Corporation team continues to deliver great results in executing our long-term growth strategy. The chart following shows the capital markets rewarding these results, and in fiscal year 2018 our common stock outperformed the Russell 2000 Index and S&P SmallCap 600® Index by a wide margin.

Over the past decade, our team has consistently managed our business model and driven our growth strategy. We focus on growing our business and branch network with organic growth, recurring leasing revenue, superior customer service, new product innovation, operational excellence and disciplined acquisitions.

DECADE OF HIGHLIGHTS

Through our team’s dedication and commitment to our long-term growth strategies, the business reached important growth milestones in fiscal year 2018:

Branch Network Growth. Over the past 11 years ending June 30, 2018 our branch network grew from 15 to 95 branches.

Lease Fleet Growth. From June 30, 2007 to June 30, 2018 our lease fleet grew at a compound annual growth rate of 16%.

EBITDA Margin Growth. Our EBITDA margins have increased from 17% in June 30, 2007 to 25% at June 30, 2018.

Large and Loyal Customer Base. Our customer base has grown from 12,000 customers at June 30, 2007 to over 47,000 customers at June 30, 2018, of which over 80% are repeat leasing customers.

Disciplined and Accretive Acquisitions. From May 31, 2007 to June 30, 2018 we completed 48 accretive acquisitions.

LEASE FLEET

We continue to grow our North America and Asia-Pacific lease fleets with disciplined and balanced capital allocation. In fiscal year 2018 we invested $21 million in net lease fleet purchases to drive organic growth and $87 million to acquire

North America and Asia-Pacific container businesses with strong long-term prospects. We also simplified our corporate structure by acquiring all the remaining publicly-traded shares we did not own of our Australian and New Zealand business at an attractive price, making Royal Wolf a wholly-owned subsidiary.

Our lease fleet grew through this combination of organic growth and acquisitions, with North America lease fleet units increasing by 58%, or 31,553 units from June 30, 2013 to June 30, 2018. The charts below show the long-term growth of our lease fleet and units utilization and the value of our lease fleet.

OUR PEOPLE AND CUSTOMERS

Our team continues to deliver outstanding customer service, earning Pac-Van a “net promoter score” of 85, which we believe leads our industry. This high level of customer satisfaction has helped General Finance Corporation build the diverse and loyal customer base shown below.

LEADERSHIP

Our Chief Executive Officer, Jody Miller, has completed a flawless transition to his new role. His “lead by example” leadership style has the entire executive team reaching for new heights.

The balance of our executive and support team, Chuck Barrantes, Jeffrey Kluckman, Chris Wilson and Sally Lierheimer, provide the foundation that support our long-term strategies. Mr. Barrantes adds value with effective communication with our capital providers while mentoring the younger financial executives, and Mr. Kluckman contributes by completing accretive acquisitions and leading a disciplined acquisition process.

Pac-Van has benefited from the consistent leadership of the management team headed by Ted Mourouzis and Eric Weber. In fiscal year 2018 Mr. Mourouzis and Mr. Weber guided Pac-Van to increased utilization across all product categories and a $7 million increase in core rental revenue over the prior fiscal year. While Royal Wolf, under Neil Littlewood’s and Greg Baker’s leadership, has continued to deliver solid results in fiscal year 2018 with increases in EBITDA, leasing revenue, sales revenue and utilization over the prior fiscal year.

Under Bobby Keenom’s leadership Lone Star Tank Rental achieved strong fiscal year 2018 results, increasing EBITDA by 211% over fiscal year 2017 and leasing revenue by over $20 million over the prior fiscal year. Southern Frac also rebounded in fiscal year 2018 under Brian Bottelberghe’s leadership with sales of 250 frac tanks, specialty tanks and chassis.

In addition to each of these exceptional leaders, General Finance Corporation is fortunate to have hundreds of employees focused on our strategies and delivering best-in-class service to our customers.

OUR ANNUAL STOCKHOLDER MEETING

We appreciate our team of high quality service providers and “customer first” attitude. Our company provides an environment where our people can develop, contribute and prosper. Our long-term growth strategies create the foundation for sustainable long-term value for our stockholders.

We look forward to seeing you at our upcoming 2018 annual stockholder meeting of General Finance Corporation on Thursday, December 6, 2018 at 10:00 a.m. PST at 39 East Union Street, Pasadena, California 91103.

Sincerely,

Ronald F. Valenta	Jody E. Miller
Executive Chairman of the Board	Chief Executive Officer and President

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To be held on December 6, 2018

AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Notice of Date, Time and Location of Meeting

Notice is hereby given to the holders of common stock of General Finance Corporation (the “Company”) that the 2018 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, December 6, 2018 at 10:00 a.m. Pacific Standard Time at the offices of the Company located at 39 East Union Street, Pasadena, California. At the Annual Meeting we will ask you to:

Items of Business

1.

Election of Directors. Elect three Class C directors, William H. Baribault, Larry D. Tashjian and Ronald F. Valenta, to serve for terms of three years each, in each case until their respective successors are elected and qualified. The qualifications and experience of the three Class C directors are described in the accompanying Proxy Statement;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. Ratify the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2019;

3.

Amendment to Company’s Bylaws. Approve an amendment to the Company’s bylaws that would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company.

4.	Other Business. Transact any other business that may properly be presented at the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any date and time to which the Annual Meeting may be properly adjourned or postponed.

Record Date

If you owned Company common stock on October 9, 2018, the record date, you are entitled to notice of, to attend and to vote at the Annual Meeting and any adjournments or postponements thereof. In addition to submitting a proxy and voting in person, you may vote by mail, telephone or the Internet. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of General Finance Corporation located at 39 East Union Street, Pasadena, California beginning November 26, 2018 and at the Annual Meeting.

Materials to Review

The Proxy Statement, form of proxy card and Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (the “2018 Annual Report”) that accompany this Notice (all of the foregoing collectively, the “Proxy Materials”) contain additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read the Proxy Materials in their entirety. Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials both by sending you the Proxy Materials by mail and by notifying you of the availability of our Proxy Materials at the website www.cstproxy.com/generalfinance/2018. Internet access to our Proxy Materials does not identify visitors to the website.

Proxy Voting

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, duly executing and delivering a proxy bearing a later date or sending written notice of revocation to our Secretary at 39 East Union Street, Pasadena, California 91103. Whether or not you plan to be present at the Annual Meeting, we encourage you to vote your proxy by following the instructions provided in the Proxy Materials. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

Respectfully Submitted

Christopher A. Wilson

General Counsel, Vice President & Secretary

October 25, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 6, 2018. Our Proxy Statement and our 2018 annual report to stockholders are available at http://www.cstproxy.com/generalfinance/2018.

PROXY STATEMENT—TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, December 6, 2018
10:00 a.m. Pacific Standard Time

Place:	General Finance Corporation
39 East Union Street
Pasadena, California 91103

Record Date:	October 9, 2018

This summary sets forth certain performance highlights, as well as information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

PERFORMANCE HIGHLIGHTS

Branch Network Growth. Over the past 11 years ending June 30, 2018 our branch network grew from 15 to 95 branches.

Lease Fleet Growth. From June 30, 2007 to June 30, 2018 our lease fleet grew at a compound annual growth rate of 16%.

EBITDA Margin Growth. Our EBITDA margins have increased from 17% in June 30, 2007 to 25% at June 30, 2018.	25%

Large and Loyal Customer Base. Our customer base has grown from 12,000 customers at June 30, 2007 to over 47,000 customers at June 30, 2018, of which over 80% are repeat leasing customers.
Disciplined and Accretive Acquisitions. From May 31, 2007 to June 30, 2018 we completed 48 accretive acquisitions.	48 Acquisitions

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Voting Matter	Board Vote Recommendation	Page Number with More Information

Proposal 1:	Election of Directors	FOR each nominee	13
Proposal 2:	Ratification of Appointment of Crowe LLP as Independent Auditors	FOR	16
Proposal 3:	Amendment to Company Bylaws	FOR	17

CASTING YOUR VOTE

	How to Vote	Stockholder of Record (Shares registered in your name with our transfer agent Continental Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Internet	Visit the applicable voting website and follow the on-screen instructions:	www.cstproxyvote.com	Refer to voting instruction form.
Telephone	To vote call:	(866) 894-0536	Refer to voting instruction form.
Mail	You may vote by mail by marking your votes on, signing, dating and returning your completed proxy card by mail.
In Person	For instructions on attending the 2018 Annual Meeting of Stockholders in person, please see “How can I vote?”

This Proxy Statement Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you should consider prior to voting. Please review the complete Proxy Statement and the Company’s 2018 Annual Report on Form 10-K that accompanies the Proxy Statement for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following three nominees for director. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors (the “Board”) can be found in the Proxy Statement under “Proposal No. 1 – Election of Directors.”

Name	Age	Years on Board	Position	Independent	Committee Memberships
Ronald F. Valenta	59	13	Executive Chairman of the Board	No	None
William H. Baribault	73	2	Director	Yes	Audit, Compensation
Larry D. Tashjian	65	4	Director	Yes	Audit, Compensation, Nominating & Governance +

+	Committee Chair

GOVERNANCE HIGHLIGHTS

Board Composition

• 3 director nominees; 2 director nominees are independent
• Average age of director nominees is 66
• Average tenure of director nominees is 6.3 years
• Two new directors over last year.
• Highly qualified directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

• Separate Chairman of the Board and Chief Executive Officer positions
• Strong Lead Independent Director
• 3 fully independent Board committees
• Executive sessions of independent directors at Board meetings
• Regular Board and committee meetings to ensure awareness and alignment
☐ 6 Board meetings in fiscal year 2018
☐ 10 standing committee meetings in fiscal year 2018
• On average, directors attended 96.9% of Board and committee meetings held in fiscal year 2018
• Annual Board and committee self-assessments
• Strong clawback policy
• Significant stock ownership requirements for directors
• Active role in risk oversight
• Advisory vote on executive compensation held every 3 years
• Approximately 99.2% stockholder approval (based on votes cast) at the Company’s last executive compensation advisory vote in December 2016

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, December 6, 2018

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me the Proxy Materials?

We sent you the Proxy Materials because you owned shares of common stock (“Common Stock”) of General Finance Corporation (“we” or the “Company”) at the close of business on October 9, 2018, the record date. The Proxy Materials, which are furnished by the Board, provide you with information that will help you cast your vote at the Annual Meeting and at any adjournment or postponement thereof. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

You are invited to attend the Annual Meeting, which will take place on December 6, 2018 at 10:00 a.m. Pacific Standard Time, at 39 East Union Street, Pasadena, California 91103.

When you return the completed, signed and dated proxy card, you appoint the proxy holders named therein (your proxies), as your representatives at the Annual Meeting. The proxy holders will vote your shares at the Annual Meeting as you have instructed them on your proxy card(s). If an issue not set forth on the proxy card comes up for vote at the Annual Meeting, the proxy holders will vote your shares, under your proxy, in accordance with their best judgment.

We began sending the Proxy Materials on or about October 26, 2018 to all stockholders entitled to vote.

We have enclosed with this Proxy Statement, proxy card and Notice of the 2018 Annual Meeting of Stockholders our Annual Report to stockholders, which includes our 2018 Annual Report as filed with the SEC.

Who is entitled to vote at the Annual Meeting?

Only stockholders who owned Common Stock at the close of business on October 9, 2018, the record date, are entitled to vote on matters properly presented at the Annual Meeting. On the record date, there were 30,259,966 shares of Common Stock outstanding. The Common Stock is our only class of voting stock outstanding.

What am I voting on?

We ask you to vote on the election of three Class C directors, ratification of the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2019, approve an amendment to the Company’s bylaws that would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company and any other matter properly presented at the Annual Meeting. The sections entitled “Election of Directors,” “Ratification of Selection of Independent Auditors” and “Bylaw Amendment” provide more information on these proposals.

At the time this Proxy Statement was printed, we knew of no other matters to be acted upon by stockholders at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those mentioned in this Proxy Statement. If you vote your proxy by following the instructions in this Proxy Statement and other matters are properly presented at the Annual Meeting for a vote of stockholders, the persons appointed as proxies by the Board will have discretion to vote your shares for you.

How many votes do I have, and who will count the votes?

You have one vote for each share of our Common Stock you own. Charles E. Barrantes, our Executive Vice President and Chief Financial Officer, and Christopher A. Wilson, our General Counsel, Vice President and Secretary, will act as inspectors of the election and will tabulate the votes.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum. (A “broker non-vote” occurs when a beneficial owner fails to provide the broker with instructions on how the vote the shares, and the broker lacks discretionary authority to vote the shares.) Abstentions and broker non-votes will not be counted either as a vote cast for or against the election of the three Class C directors, the ratification of selection of independent auditors or the amendment of our bylaws.

How can I vote?

For Company stockholders of record, the Company has established telephone and Internet voting described below. If your shares of common stock are held in a brokerage account, by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

You may vote by telephone or via the Internet. You can vote by telephone or via the Internet by following the instructions in your enclosed proxy card, notice and/or voting instruction form. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Standard Time on December 5, 2018. You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. The website for Internet voting is www.proxyvote.com.

You may vote by mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the prepaid envelope provided. If you are a stockholder of record and you did not receive a prepaid envelope, please mail your signed proxy card to Continental Stock Transfer & Trust Company, 1 State Street, Floor 30, New York, New York 10275-0741, Attention: Proxy Department. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the nominees for director, the ratification of the selection of independent auditors and the amendment of the Company’s bylaws identified in this Proxy Statement.

You may vote in person at the Annual Meeting. You may attend the Annual Meeting and vote in person. If you hold your shares as a beneficial owner (“in street name”), you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Otherwise, we cannot count your votes. Please see the notice or voting instruction form from your bank, broker or other holder of record for more information on these options.

What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

If your shares of Common Stock are registered in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent, you are a “stockholder of record” of those shares, and the Proxy Materials were sent to you by Continental Stock Transfer & Trust Company. If your shares of common stock are held in a brokerage account or by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and Proxy Materials were sent to you by your broker, bank or other holder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone, Internet, by mail or other means.

May I revoke my proxy?

If you are a stockholder of record, you can change or revoke your proxy before it is exercised by giving written notice to our Secretary or in person at our corporate headquarters before the Annual Meeting that you have revoked your proxy, by delivering in a timely manner a valid proxy by mail, telephone or Internet with a date later than the prior proxy or by attending the Annual Meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

How will shares I hold in street name be voted?

If your shares of Common Stock are held in street name, your broker, bank or other holder of record, under certain circumstances, may not vote your shares without specific voting instructions under rules of The NASDAQ Stock Market LLC (“NASDAQ”). This is called a “broker non-vote.” We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate proxy cards for each account. Please sign and return all proxy cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 30,259,966 votes may be cast on any matter.

How many shares of Common Stock do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding votes on the record date of October 9, 2018 must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Accordingly, a quorum will be present at the Annual Meeting if 15,129,984 shares of Common Stock are represented at the Annual Meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Who nominates individuals for election to the Board?

Nominations for the election of individuals to the Board may be made by the Board or by any holder of our Common Stock.

How many votes must the director nominee receive to be elected?

The nominees receiving the highest number of “FOR” votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class C directors will be elected as the three Class C directors. This number is called a plurality. If you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

How many votes are required to ratify the selection of auditors?

The selection of Crowe LLP will be ratified if a majority of the votes cast are voted in favor of ratification.

How many votes are required to approve the amendment to our bylaws?

The amendment to our bylaws, which would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company, will be approved if a majority of votes cast are voted in favor of the amendment.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting by contacting the Company Secretary for any purpose appropriate to the Annual Meeting at our offices located at 39 East Union Street, Pasadena, California between the hours of 9:00 a.m. and 5:00 p.m.

Who pays the costs of soliciting these proxies?

The Company pays to distribute and solicit proxies and reimburses the reasonable fees and expenses incurred by brokers, nominees, fiduciaries and other custodians in forwarding proxy materials to stockholders. The directors, officers and employees of the Company may solicit proxies in person, through mail, telephone, electronic transmission or other means. We do not pay those individuals additional compensation for soliciting proxies.

When will the voting results be announced?

We will announce the final voting results at the Annual Meeting. We will also report final voting results from the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE

Overview

This section of the Proxy Statement provides an overview of the corporate governance of General Finance Corporation. The Board of General Finance Corporation is committed to effective corporate governance. The Board regularly reviews the key governance documents of General Finance Corporation, including its Corporate Governance Guidelines, and these governance documents and policies are updated to reflect changes in applicable laws and corporate governance the Board determines to be in the best interests of the Company and its stockholders.

The Corporate Governance Guidelines of General Finance Corporation include the following key features:

•	A majority of our directors are independent.

•	A Lead Independent Director leads the independent directors.

•	The Audit, Compensation and Nominating and Governance Committees are currently comprised solely of independent directors.

•	The Company does not have a stockholder rights plan, or “poison pill.”

•

The Board has adopted a whistleblower policy which encourages employees to report any instances of fraud, dishonesty and violations of Company policies and procedures without fear of any retaliation or breach of confidentiality.

•

The Board has approved stock incentive plans and bonus plans for executives that enable the Company to “clawback” previously awarded compensation if the compensation was predicated on financial results which were the subject of a material financial restatement, the recipient was deemed to have engaged in fraud or misconduct that caused the material financial restatement and a lower granting, vesting or payment would have resulted based upon the restated financial results.

•	The Board and each of its committees have the authority to retain outside advisors.

•	The Audit Committee monitors and restricts the hiring of current and former Company employees by our independent auditor.

•

The Compensation Committee may only select or receive advice from a compensation consultant, legal counsel or other advisor to the Committee, other than in-house legal counsel, after taking into consideration the factors identified by NASDAQ as necessary to evaluate independence and affirmatively determine whether the consultant, legal counsel or advisor is independent in the judgment of the Compensation Committee.

•	There are no interlocks among Compensation Committee members.

•	The responsibilities of the committees of our Board set forth in each committee’s charter are regularly reviewed, updated as necessary and posted to the Company’s website.

•	The Company’s Code of Ethics is regularly reviewed and posted to the Company’s website.

•	The Board and each of its committees perform self-assessments.

•	The Board has adopted an “overboarding policy” which prohibits directors from serving on more than six public company boards.

•	The Board has adopted stock ownership guidelines for directors.

•

Each director attended at least 75% of the Board and committee meetings of which he or she was a member, and the Board has adopted an attendance policy requiring board members to attend 75% of the Board meetings and committee meetings of which each director is a member in each fiscal year with attendance excused in the case of medical issues or illness.

The Corporate Governance Guidelines and the following additional corporate governance materials are published at the General Finance Corporation website www.generalfinance.com under the “Corporate Governance” section:

•	Audit Committee Charter

•	Charter of the Lead Independent Director

•	Compensation Committee Charter

•	Code of Ethics

•	Corporate Governance Guidelines

•	Nominating and Governance Committee Charter

We will provide without charge copies of any the documents listed above upon written request to the General Finance Corporation Secretary, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

GOVERNANCE INFORMATION

Board of Directors

General Oversight

The business of the Company is managed under the direction of the Company’s Board. The Board’s general oversight responsibility is conferred by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws. The leadership structure of the Board and its committees assist the Board in exercising its fiduciary duties as it oversees the Company’s business affairs, Chief Executive Officer performance and succession, internal controls over financial reporting and long-term strategy.

Leadership Structure

The Company does not have a formal policy concerning whether the same individual may serve as the Chief Executive Officer and Chairman of the Board. In June 2014, the Board approved a Charter for the Lead Independent Director, elected Ronald F. Valenta as the Chairman of the Board and elected James B. Roszak as the Lead Independent Director. The Charter of Lead Independent Director provides that the Lead Independent Director must be independent and delineates the powers of the Lead Independent Director, including the power to call meetings of the independent Board members, to develop agendas for executive sessions of the Board’s independent members and to preside at executive sessions of the Board’s independent directors. Ronald F. Valenta retired as the Chief Executive Officer effective December 31, 2017, and Jody Miller has served as our Chief Executive Officer and President since January 1, 2018.

Risk Oversight

The identification, evaluation and mitigation of risks arising in connection with the Company’s businesses are the responsibility of the Company’s senior management. The Board’s responsibility is to understand the risks related to the Company’s businesses and to oversee senior management’s mitigation of those risks.

The Board and the Audit Committee receive regular reports from senior management concerning the risks related to the Company’s businesses.

The Audit Committee and the Nominating and Governance Committee have certain risk management oversight responsibilities and regularly report to the Board concerning risk management. These reports include the risks considered by each committee and the direction given to management to mitigate these risks. The Audit Committee oversees compliance by the Company with legal requirements and regularly receives reports concerning the Company’s significant internal controls, steps taken by management to maintain a strong internal controls environment and enterprise risk management. In addition, representatives of the Company’s independent auditors attend Audit Committee meetings, deliver presentations to the Audit Committee and meet with the Audit Committee in private session. The Company’s Chief Financial Officer and General Counsel also meet in private session with the Audit Committee. The Nominating and Governance Committee develops corporate governance principles and oversees management’s evaluation and mitigation of risk relating to the Company’s Code of Ethics and business practices.

Corporate Governance

Our corporate governance reflects the principles that guide the Company. Our corporate governance framework specifies the duties, responsibilities and rights of our stockholders, Board and management. Our corporate governance principles are found in the Company’s charter documents, the Company’s Corporate Governance Guidelines, Company’s Code of Ethics, committee charters and other policies approved by the Board.

The Corporate Governance Guidelines were adopted by the Board in December 2010. The Corporate Governance Guidelines are reviewed at least annually to guide our corporate governance in response to changing regulatory requirements and as circumstances warrant.

Our Corporate Governance Guidelines, Code of Ethics and committee charters are available for review on our website http://www.generalfinance.com/corporate.html or may be requested without charge by written request to our Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

Director Independence

NASDAQ Stock Market Rules require that a majority of the members of the Board be “independent directors,” which is defined generally as a person, other than an officer or employee of the Company or its subsidiaries, having no relationship, which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All members of the Board’s Audit, Compensation and Nominating and Governance Committees are “independent” within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making these determinations, the Board was presented with a report from the Company’s General Counsel and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they relate to the Company. Each director and executive officer is required to complete a director and officer questionnaire each year which requires disclosure of transactions with the Company in which the director or officer, or any members of his or her family, have a direct or indirect material interest and which requires disclosure of any relationships or transactions which could interfere with the director’s exercise of independent judgment.

The Board has determined that Ms. Harris and Messrs. Baribault, Roszak, Tashjian and Trussler are independent under NASDAQ Stock Market rules and listing standards and have no relationship with the Company except as a director and stockholder. The Board determined that Mr. Valenta is not independent because he served as the Chief Executive Officer of the Company until December 31, 2017. The Board determined that Mr. Marrero is not independent because he serves as the President of Main St. Personal Finance, Inc., a specialty finance company controlled by Mr. Valenta. The Board determined that Mr. Miller is not independent because he serves as the President and, since December 31, 2017, as the Chief Executive Officer.

Executive Sessions of Independent Directors

The Company’s corporate governance guidelines require independent directors to meet, without management, at regularly scheduled executive sessions which generally may take place after regularly scheduled meetings of the entire Board. The Chairman of the Board, the Lead Independent Director or any two independent directors may call a special executive session of the independent directors at any time. Such special executive sessions may take place after a regular or special meeting of the entire Board or at such other time deemed appropriate.

Lead Independent Director

James B. Roszak has served as the Lead Independent Director since June 2014.

Board and Committee Meetings

The Board held five meetings during the fiscal year ended June 30, 2018, or fiscal year 2018, and acted by written consent four times. All five of the meetings were regular meetings. The Board holds meetings each fiscal year according to a pre-arranged schedule, but the Board also holds special meetings and acts by written consent from time to time as needed.

Each director attended more than 75% of all meetings of the Board and board committees on which he or she served during the period he or she was a director in fiscal year 2018.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee regularly delivers reports to the full Board concerning its meetings and actions. In fiscal year 2018 the independent directors met in executive session five times, and the Audit Committee met in executive session in two of its four regularly scheduled meetings.

Audit Committee. The Audit Committee consists of Mr. Roszak, as Chair, Mr. Baribault, Ms. Harris and Mr. Tashjian. The Board has determined that each member of the Audit Committee qualifies as “independent” within the meaning of The NASDAQ Stock Market Rules and Section 10A of the Exchange Act. Our Board has determined that Mr. Roszak, Mr. Baribault and Mr. Tashjian each qualify as an “audit committee financial expert,” as defined in the rules and regulations of the SEC and NASDAQ. In addition, Mr. Roszak, Mr. Baribault, Ms. Harris and Mr. Tashjian have the past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in their financial sophistication.

The functions of the Audit Committee and its activities during fiscal year 2018 are described below under the heading “Report of the Audit Committee.”

The Board has adopted a written charter for the Audit Committee, and the Audit Committee within the past year has reviewed and assessed the adequacy of the charter. The Audit Committee charter was most recently amended in September 2016 concerning the Audit Committee’s oversight of the internal audit department. A copy of the Audit Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Audit Committee met four times in fiscal year 2018.

Compensation Committee. The Compensation Committee consists of Ms. Harris, as Chair, Mr. Baribault, Mr. Roszak and Mr. Tashjian, each of whom is an independent director under NASDAQ rules and listing standards. The purposes of the Compensation Committee are to determine and approve the goals, objectives and compensation structure for our executive officers, to review the performance of our executive officers and to review the Company’s management resources, succession planning and development activities.

The Board established the Compensation Committee in May 2006. The Compensation Committee adopted its charter in February 2007. The Compensation Committee reviews its charter annually and recommends to the Board any changes to the charter it believes are warranted. The Compensation Committee amended its charter in June 2011 and October 2013. The October 2013 amendments provided that each member of the Compensation Committee must be “independent” with the meaning of SEC and NASDAQ Stock Market Rules, that committee member independence must be evaluated from a variety of factors, including committee member compensation sources and affiliation with the Company and that the Company’s chief executive officer may not be present during voting or deliberations concerning his compensation. The June 2011 amendments to the charter provided that each member of the Compensation Committee must be independent within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, and that prior to selection of an executive compensation advisor, the Compensation Committee must evaluate the independence of the executive compensation advisor by considering the factors identified by the SEC necessary to determine the executive compensation advisors are independent. A copy of the Compensation Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Compensation Committee met four times in fiscal year 2018.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Mr. Tashjian, as Chairman, Ms. Harris and Mr. Roszak. The Nominating and Governance Committee is responsible for certain matters which include reviewing the size and composition of the Board, overseeing the selection of persons to be nominated to serve on our Board, maintaining and overseeing the corporate governance of the Company, assuring that the Board conducts an annual self-evaluation and periodically reviewing the Company’s succession plans.

The Board adopted a written charter for the Nominating and Governance Committee in January 2006 and amended its charter in September 2009. A copy of the Nominating and Governance Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Nominating and Governance Committee met two times in fiscal year 2018.

Composition of the Board and Review of Director Nominees

The Nominating and Governance Committee periodically assesses and makes recommendations to the Board concerning the size and composition of the Board. The Nominating and Governance Committee seeks to achieve a balance of diverse knowledge, experience and capabilities on the Board. The committee is responsible for identifying and assessing potential director candidates from directors, management and stockholders. The Nominating and Governance Committee recommends qualified candidates to the Board.

Stockholders’ nominees for director must be delivered to the Company in writing and include the written consent of and background information concerning the nominee sufficient for the Nominating and Governance Committee to evaluate the candidate’s qualifications. Stockholder nominees for director must be delivered pursuant to all of the requirements described in the paragraphs below and the section of this Proxy Statement entitled “Stockholder Recommendations for Board Nominees.” When considering candidates for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Ethics and integrity;

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Excellent moral character and reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible and fair-minded;

•	Prior experience, including service on boards of directors;

•	Senior-level management experience;

•	Whether the candidate has a background that would provide diversity to the Board; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

Candidates need not possess all of these characteristics, nor are all of these factors weighed equally.

The Nominating and Governance Committee periodically determines whether any vacancies on the Board are expected. If vacancies are anticipated or arise, or the size of the Board expands, the Nominating and Governance Committee will consider potential candidates for director. Candidates may come to the attention of the Board through current Board members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than November 5, 2018. The recommendation must be in writing and addressed to the Secretary and must include the following: (i) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (v) a statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) a statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2018 was, during the year or previously, an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Since July 2011 Mr. Marrero has served as the President of Main St. Personal Finance, Inc., a company controlled by Ronald F. Valenta. Mr. Valenta has the power to set Mr. Marrero’s incentive compensation. No other interlocking relationship exists between any member of the Board and any member of any other company’s board of directors or compensation committee.

Review and Approval of Transactions with Related Persons

The Company has not adopted a formal written policy regarding transactions with related persons. The Company’s Code of Ethics for Directors, Officers and Employees (“Code of Ethics”) requires the disclosure of all potential conflicts of interest. Delaware law in turn requires that each director or officer disclose to the Board all material facts relating to such director’s or officer’s relationship or interest in a proposed contract or transaction and that a majority of the Board, with any interested director abstaining, approve the contract or transaction in good faith.

The Board is responsible for reviewing any proposed transaction with related persons. The Board considers all relevant information in deciding whether to approve or reject a transaction with a related person. Information relating to transactions between the Company and related persons is set forth in “Transactions with Related Parties.”

Communication with the Board Directors

Stockholders may communicate with the Board in writing by mail delivered to the following address: General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary. All notices and communications received in writing will be distributed to the Chairman of the Board, the Lead Independent Director and, if applicable, the chairman or chair of the appropriate Board committee.

Code of Ethics

The Company’s Code of Ethics applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth the guiding principles by which the Board, officers and employees operate the Company’s businesses. The Code of Ethics is posted on our Internet website at www.generalfinance.com under the “Corporate Governance” section.

We will provide a copy of the Code of Ethics upon written request delivered to General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary.

Compensation of Non-Employee Directors

We currently have five non-employee directors who qualify for compensation. In fiscal year 2018 the five non-employee directors received cash compensation and an annual award of restricted stock.

Cash Compensation

In June 2018, the Compensation Committee approved a schedule of cash compensation of our non-employee directors effective July 1, 2018. The following table summarizes the schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors). In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Non-Employee Directors	$60,000
Additional Annual Retainer—Audit Committee Chair	12,000
Additional Annual Retainer—Compensation Committee Chair	10,000
Additional Annual Retainer—Nominating and Governance Committee Chair	6,000
Special Meeting Attendance Fee	2,500

The annual retainers are payable in advance in quarterly installments. Fees to directors are paid for special meetings other than regular meetings of the Board and committees.

Annual Award of Restricted Stock

Each non-employee director, except for Mr. Trussler and Mr. Valenta, received an annual award of $45,000 in restricted stock that vests on the first anniversary of the date of grant. Subsequent to June 2018, this annual award will increase to $60,000.

The following table sets forth information regarding compensation earned during fiscal year 2018. Employee directors do not receive any compensation for service on the Board.

Fiscal Year 2018 Non-Employee Director Compensation

Name	Annual Retainer(1)	Committee Chair Fees	Committee Meeting Fees(1)	Total Cash Fees	Stock Awards(2)	Total
James B. Roszak	$60,000	$12,000	$12,000	$84,000	$44,996	$128,996
Manuel Marrero	40,000	—	—	40,000	44,996	$84,996
Susan L. Harris	40,000	10,000	12,000	62,000	44,996	$106,996
Larry D. Tashjian	40,000	6,000	12,000	58,000	44,996	$102,996
William H. Baribault	40,000	—	12,000	52,000	44,996	$96,996

(1)	Cash compensation prior to July 1, 2018.
(2)

On December 7, 2017, each non-employee director, except for Mr. Trussler and Mr. Valenta, was granted 7,086 non-vested equity shares, or restricted stock, with an aggregate value of $44,996 as of the date of grant based on the NASDAQ Stock Market closing price of $6.35 per share. These non-vested equity shares vest one year from the date of grant if the director continues to serve on the Board.

Stock Ownership Guidelines

In December 2013 the Board adopted stock ownership guidelines under which it is recommended that within four years each non-employee director acquire Company common stock with an aggregate fair market value equal to or greater than four times the annual cash retainer, not including committee cash retainers, received by each non-employee Company director. As of October 9, 2018, each non-employee director owned more Company common stock than is required by the Company’s stock ownership guidelines.

Director Attendance at Annual Meetings

We have scheduled a board meeting in conjunction with our Annual Meeting and expect that our directors will attend, absent a valid business or personal reason not to attend.

PROPOSAL 1:

ELECTION OF DIRECTORS

(Item Number 1 on the Proxy Card)

Background

Pursuant to our Amended and Restated Certificate of Incorporation, the Board must consist of no less than three members, the exact number of which is determined from time to time by the Board, divided into three classes designated Class A, Class B and Class C, respectively. As of the Annual Meeting, the number of directors will be fixed at eight.

The terms of the Class A directors will expire as of the annual meeting of stockholders in 2019, the terms of the Class B directors will expire as of the annual meeting of stockholders in 2020 and the terms of the Class C directors will expire as of the annual meeting of stockholders in 2018. Upon expiration of the terms of the directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualified.

The Board has nominated three Class C directors, William H. Baribault, Larry D. Tashjian and Ronald F. Valenta for re-election by the stockholders. If a nominee is unable to serve or for good cause will not serve, your proxy holders may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill the vacancy until the next annual meeting.

Information Concerning the Nominees and Continuing Director

The following information is provided regarding the nominees and the continuing directors:

Name	Age	Director Since	Term to Expire
Nominees—Class C Directors:
Ronald F. Valenta (Chairman)	59	2005	2018
William H. Baribault	73	2015	2018
Larry D. Tashjian	65	2014	2018
Class A Directors:
Manuel Marrero	60	2005	2019
Douglas B. Trussler	47	2017	2019
Class B Directors:
James B. Roszak (Lead Independent Director)	77	2005	2020
Susan L. Harris	61	2008	2020
Jody E. Miller	51	2017	2020

Nominees

Each nominee is a current director has consented to serve as a director. The Board has no reason to believe that the nominees will be unable to serve as directors. If any nominee is unable to serve or should a vacancy occur before the annual meeting, the Board may designate a substitute nominee. If a substitute nominee is named, your shares will be voted in favor of the election of the substitute nominee designated by the Board.

William H. Baribault has been a director since December 2015. Mr. Baribault has served on the Audit Committee and Compensation Committee since December 2016. Mr. Baribault has served as the chief operating officer and president of the Richard Nixon Foundation from 2014 to the present. Mr. Baribault has also served as an independent trustee of the American Funds from 2009 to the present and as a principal of Oakwood Enterprises, a private investment and consulting firm, from 1998 to the present. Mr. Baribault’s broad range of experience, including manufacturing, retail sales, expansion of product portfolios and acquisition strategies provide the Board with important perspectives in those areas.

Larry D. Tashjian has served as a director since February 2014 and the chair of the Nominating and Governance Committee since February 2016. He is the founder, President and CEO of CAM Capital Advisors, an opportunistic, valued-based manager in all asset classes. Prior to starting CAM Capital Advisors, he was Chief Executive Officer of Provident Investment Counsel (“PIC”), a Pasadena-based investment company that specializes in growth stocks. During his time with PIC (1981—2005), Mr. Tashjian was an integral part of the company’s growth. In 1995, he was intimately involved in the sale of PIC to United Asset Management, a New York Stock Exchange-listed company. He would go on to serve on its board of directors. Near the end of 2000, United Asset Management was acquired by Old Mutual PLC. Prior to joining PIC, Mr. Tashjian worked for the Bank of America, both in retail banking and corporate finance, and his professional career in investment management spans over 30 years. Mr. Tashjian’s other professional activities have included directorships at Bavarian Specialty Food Products, Southland Title Corporation, Lineage Capital Partners, S & S Portable Services and PGP Capital Advisors. He also currently serves as Chairman of Investment Managers Series Trust II, a multiple series trust investment company. In 2001, Mr. Tashjian helped found Professional Business Bank in Pasadena, California, which was initially sold to Belvedere Capital Management in 2005 and maintained his involvement with Professional Business Bank through continued board participation until the bank was ultimately sold again in late 2010. During this period of time, he served on the audit committee and chaired both the compensation and loan committees. Mr. Tashjian’s business and capital markets knowledge provide the Board with unique insights.

Ronald F. Valenta has served as a director since our inception and was appointed Executive Chairman of the Board of Directors on January 1, 2018. Mr. Valenta has served as the Chairman of the Board since June 2014 and as the Chief Executive Officer from inception to December 31, 2017. Mr. Valenta has served as the chairman of General Finance Group, Inc. since 2008. From 1988 to 2003 Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006 Mr. Valenta was a founding director of the National Portable Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was employed by the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired in managing diverse businesses provide the Board with key insights.

Continuing Directors

Susan L. Harris has been a director since 2008 and the Chair of the Compensation Committee since February 2016. Ms. Harris served as a director of portable storage companies Mobile Services Group, Inc. and Mobile Storage Group, Inc. from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from SunAmerica Inc., a NYSE-listed financial services company, where she served in a variety of positions between 1985 and 2000, including her most recent position as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining SunAmerica Inc., Ms. Harris worked for the law firm of Lillick, McHose and Charles, specializing in corporate and securities law. Ms. Harris brings to our Board broad legal experience and knowledge of the portable storage industry that provide the Board with key perspectives in corporate governance, legal matters and portable storage.

Jody E. Miller was elected as a member of the Board in December 2017 and appointed as the Chief Executive Officer in January 2018. Mr. Miller has served as our President since January 2017 and General Finance Corporation Executive Vice President from June 2015 to January 2017. Since July 2017, Mr. Miller has also served as the President of Southern Frac LLC, the Chief Executive Officer of GFN Manufacturing Corporation and GFN North America Corp. and the Chief Executive Officer of Lone Star Tank Rental Inc. Mr. Miller has also served as the Chief Executive Officer of GFN North America Leasing Corporation since June 2016. Mr. Miller has served as director of GFN Manufacturing Corporation, Lone Star Tank Rental Inc., GFN North America Leasing Corporation, GFN U.S. Australasia Holdings, Inc. and Royal Wolf Holdings Limited since June 2014, September 2014, June 2016, June 2016 and July 2016, respectively. Mr. Miller served as a consultant to GFN Manufacturing Corporation from May 2013 to June 2015. Mr. Miller has over 25 years of experience in the equipment rental industry, including five years at Mobile Mini, Inc. as Executive Vice

President and Chief Operations Officer, five years at Mobile Storage Group, Inc. as Senior Vice President and fifteen years at RSC Holdings, Inc. where he held many positions including Regional Vice President for seven years. Mr. Miller is a 1990 graduate of Central Missouri State University.

James B. Roszak has been a director since November 2005 and our Lead Independent Director since June 2014. Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, equipment leasing and real estate services, from 1962 until his retirement in 1997. From 1978 to 1988 Mr. Roszak was based in Toronto, Canada and during that time served as the President and Chief Executive Officer of Transamerica’s life insurance operations in Canada. In 1988 Mr. Roszak returned to the U. S. Life insurance operations as the Chief Marketing Officer and was subsequently named President, the capacity in which he served until his retirement. Mr. Roszak also served on the board of directors of buy.com, an Internet retailer and NASDAQ-listed company and also served as its interim Chief Executive Officer from February 2001 to August 2001 when it was taken private. He was also a director of National RV Holdings from June 2003 until July 2008. He is currently a member of the Board of Trustees of Chapman University where he is the Chairman of the Finance Committee. Our board benefits from Mr. Roszak’s management and board experience and deep knowledge of finance, accounting, international business, operations and risk management.

Douglas B. Trussler was elected as a director in December 2017. Mr. Trussler has served as a founding partner and investment committee member of Bison Capital Partners since 2001. From 1995 to 2000 Mr. Trussler served as a principal of Windward Capital Partners. Mr. Trussler graduated from the Richard Ivey School of Business Administration in 1993. Mr. Trussler’s experience includes capital markets fund raising, deal sourcing, mergers and acquisition due diligence and structuring and exit strategy execution.

Manuel Marrero has been a director since November 2005, and Mr. Marrero served as a director of Royal Wolf Holdings Limited from October 2014 to October 2017. Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald F. Valenta. From January 2004 to March 2009, Mr. Marrero worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and from 1996 to 1999 Mr. Marrero served as the Chief Financial Officer of Precision Specialty Metals, Inc., a light gauge conversion mill for flat rolled stainless steel and high performance alloy. Mr. Marrero has served on the boards of directors of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People. Mr. Marrero’s business experiences and entrepreneurial accomplishments assist the Board in shaping the Company’s strategy and growth.

Vote Required

The three nominees for Class C director receiving the highest number of “FOR” votes, or a plurality, of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class C directors will be elected as the three Class C directors. If you do not vote for a nominee, or you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

The persons appointed by the Board as proxies intend to vote for the election of the Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item Number 2 on the Proxy Card)

Background

The Audit Committee has selected Crowe LLP as our independent auditors for fiscal year ending June 30, 2019, or fiscal year 2019. We are asking the stockholders to ratify this selection. We expect a representative from Crowe LLP to participate in the Annual Meeting and the representative will have the opportunity to make a statement if desired and to respond to appropriate questions by stockholders.

Aggregate fees billed to us by Crowe LLP for professional services rendered with respect to our fiscal year ended June 30, 2017, or fiscal year 2017, and our fiscal year ended June 30, 2018, or fiscal year 2018, were as follows:

	2017	2018
Audit Fees	$708,357	$683,522
Audit-Related Fees	249,974	209,250
Tax Fees	—	—
All Other Fees	—	—

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements, including those in our Annual Report on Form 10-K and local statutory audit requirements and reviews of our Quarterly Reports on Form 10-Q. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The policy of the Audit Committee is that it must approve in advance all services (audit and non-audit) to be rendered by the Company’s independent auditors. The Audit Committee approved in advance the engagement of Crowe LLP for services in fiscal year 2017 and fiscal year 2018.

Vote Required

The ratification of the selection of Crowe LLP requires the affirmative vote of the holders of a majority of the number of shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted as if voted “against” this proposal. If the stockholders do not ratify the selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent auditors for fiscal year 2019. Because of the difficulty and expense of substituting accounting firms, it is the intention of the Audit Committee that the appointment of Crowe LLP for fiscal year 2019 will stand unless, for a reason other than the adverse vote of the stockholders, the Audit Committee deems it necessary or appropriate to make a change. The Audit Committee also retains the power to appoint another independent auditor at any time or from time to time if it determines it is in our best interests.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2019.

PROPOSAL 3:

ADOPTION OF AN AMENDMENT TO THE COMPANY’S BYLAWS

TO PROVIDE THAT THE COURTS LOCATED WITHIN THE STATE OF DELAWARE WILL SERVE AS THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF CERTAIN LEGAL DISPUTES

We are asking stockholders to approve an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”) that, if adopted, would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company. If is approved by stockholders, the Bylaws will be amended to insert a new provision as Section 15 of Article 5 to the Bylaws. The text of the new Section 15 of Article 5 to the Bylaws is as follows:

EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

“Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director or officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, the Certificate of Incorporation or these Bylaws (as each may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”

The Board has the power to adopt this Bylaw Amendment by vote of the Board. The Board is seeking stockholder approval, however, for this exclusive forum bylaw Amendment based on the following:

•	The Board’s belief that such provision is in the best interest of the Company’s stockholders; and

•	The Board’s own determination that approval by the Company’s stockholders should be sought because of the importance of this issue.

The Board believes that this exclusive forum bylaw is in the best interests of its stockholders based on the following factors:

•	The rising volume of multi—forum litigation exposes the Company to expensive and potentially contradictory litigation outcomes;

•	The Bylaw Amendment would eliminate the risk of plaintiffs filing the same lawsuit in the courts of multiple jurisdictions;

•	The Delaware Court of Chancery can resolve stockholder litigation on an accelerated schedule compared to other jurisdictions; and

•	Chancellors of the Delaware Court of Chancery have significant experience and expertise in corporate law.

The Board is concerned by the continuing trend of stockholder litigation driven by and benefiting lawyers relating to mergers and acquisitions and other matters submitted for stockholder approval. Such stockholder litigation can be filed where a company has its headquarters or where one or more of the plaintiff stockholders reside, rather than the state where a company is incorporated. The filing of litigation in states other than the state where a company was incorporated can result in courts that are unfamiliar with the laws of company’s state of incorporation being required to interpret and apply those laws.

The Board believes that designating the State of Delaware as the exclusive forum for litigation against the Company, the directors and officers of the Company and the other matters described in the Bylaw Amendment will benefit the Company’s stockholders by placing the resolution of that litigation with courts which are the most familiar and experienced with Delaware law, the law under which the Company was incorporated.

The Board also believes that Company’s stockholders will also benefit from by Bylaw Amendment by avoiding the rising tide of lawyer–driven litigation that involves the same facts and that is filed in multiple states to gain advantage and increase the Company’s legal fees and expenses. The Board also believes that Company stockholders will benefit by avoiding conflicting and contradictory litigation outcomes.

Based on the foregoing the Board believes that the Amendment is in the best interest of the Company and its stockholders and recommends that its stockholders approve the Amendment. If approved by stockholders, the Amendment will be immediately effective. If the Amendment is not approved the Board will reconsider whether the Amendment is in the best interests of Company and its stockholders and consider further action.

Voting Thresholds

Stockholder approval is not required for the Board to amend our bylaws. The Board believes however, that submitting this proposal to stockholder vote is in keeping with our commitment to seek stockholder input for important governance issues and to serve the best interests of our stockholders. Approval of the Amendment requires the affirmative “FOR” vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote on the proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non—votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the amendment to our Bylaws establishing the courts located within the State of Delaware as the exclusive form for the adjudication of today certain legal disputes.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K filed with the SEC and the unaudited financial statements included with Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee met and discussed with management and the independent auditors the matters required to be discussed under the rules and standards of the Public Company Accounting Oversight Board (“PCAOB”). These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements and the testing and evaluation of the system of internal control over financial reporting. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and has received the written letter required by the PCAOB from the independent auditors.

The Audit Committee also met and discussed with the independent auditors the overall scope and objectives of the audit, the Company’s critical accounting policies and the specific results of the audit. Management was present at all or some part of each of these meetings.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is neither the Committee’s duty nor responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not be, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Respectfully Submitted,

James B. Roszak, Chairman

Susan L. Harris

William H. Baribault

Larry D. Tashjian

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 22, 2018, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
Name	Number of Shares(1)	Percent of Class(1)
Directors and Executive Officers
Ronald F. Valenta(2)(3)	4,823,741	15.8%
James B. Roszak(2)(4)	124,133	(*)
Larry D. Tashjian(2)(5)	232,742	(*)
Manuel Marrero(2)(6)	154,538	(*)
Susan L. Harris(2)(7)	59,913	(*)
William H. Baribault(2)(8)	29,280	(*)
Charles E. Barrantes(2)(9)	301,250	(*)
Christopher Wilson(2)(10)	211,852	(*)
Jeffrey Kluckman(2)(11)	283,788	(*)
Neil Littlewood(12)(13)	34,596	(*)
Theodore M. Mourouzis(14)(15)	558,606	1.8%
Jody M. Miller(2)(16)	355,156	1.2%
All executive officers and directors as a group (twelve persons)	7,169,595	23.0%
5% Stockholders
Olowalu Holdings, LLC(17)	2,438,224	8.1%
2863 S. Western Avenue Palos Verdes, California 90275
Neil Gagnon(18)	3,690,165	12.2%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Ronald L. Havner, Jr.
and Lee Ann R. Havner(19)	5,482,100	18.1%
c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101

(1)

Based on 30,282,966 shares of common stock outstanding as of October 22, 2018. In accordance with the rules of the SEC, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.
(3)

Includes 4,587,741 (including 58,333 restricted shares) shares owned and 236,000 shares that may be acquired upon exercise of options owned by GF Group Holdings, Inc., a corporation over which Mr. Valenta exercises voting and investment control. 2,731,573 of these shares are pledged to secure the repayment of two loans and a charitable gift.

(4)	Includes 115,133 shares owned (including 7,086 restricted shares) and 9,000 shares that may be acquired upon exercise of options.
(5)

Includes 183,097 shares owned (including 7,086 restricted shares), 13,500 shares owned by Mr. Tashjian’s children over which Mr. Tashjian exercises investment power, 30,000 shares owned by a family limited partnership and 6,145 shares owned by a family trust.

(6)	Includes 145,538 shares owned (including 7,086 restricted shares) and 9,000 shares that may be acquired upon exercise of options.
(7)	Includes 50,913 shares owned (including 7,086 restricted shares) and 9,000 shares that may be acquired upon exercise of options.
(8)	Consists of 29,280 shares owned (including 7,086 restricted shares).
(9)	Includes 97,750 shares (including 20,000 restricted shares) owned and 203,500 shares that may be acquired upon exercise of stock options.
(10)	Includes 103,352 shares (including 15,001 restricted shares) owned and 108,500 shares that may be acquired upon exercise of stock options
(11)

Includes 88,788 shares (including 25,000 restricted shares) owned, 175 shares owned by Mr. Kluckman’s child living in his residence and 195,000 shares that may be acquired upon exercise of stock options.

(12)	Business address is Level 3, 1-3 Merriwa Street, Gordon, New South Wales, Australia 2072
(13)	Consists of 34,596 restricted shares.
(14)	Business address is 9155 Harrison Park Court, Indianapolis, Indiana 46216.
(15)	Includes 458,453 shares owned, 2,819 shares owned by Mr. Mourouzis’ minor children and 97,334 shares that may be acquired upon exercise of stock options.
(16)	Includes 355,156 shares owned (including 142,886 restricted shares).
(17)

Information is based upon Amendment No. 4 to Schedule 13G filed on January 19, 2018. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago and Marc Perez are the managers. Olowalu shares voting and investment power as to all of the shares shown with U.S. Commonwealth Life A.I., a Puerto Rican company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by the Trust. Mr. Pielago and Mr. Perez may be deemed to be the control persons of Olowalu, and Mr. Pielago may be deemed to be the control person of the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(18)	Information is based upon Schedule 13G filed on January 24, 2017.
(19)

Information is based upon Amendment No. 10 to Schedule 13D filed on April 4, 2018 and a Form 4 filed on September 6, 2018 filed by the Havner Family Trust. The shares shown consist of 3,970,600 shares owned by the Havner Family Trust, 2,000 shares held by Ronald L. Havner, Jr., 9,500 shares owned by Lee Ann Havner and 1,500,000 shares owned by JCS Ventures II, LLC, a limited liability company of which Mr. Havner and Mrs. Havner act as managers.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the SEC on changes in their beneficial ownership of common stock and to provide us with copies of the reports. We believe that all of these persons filed all required reports on a timely basis in fiscal year 2018. Based solely upon our review of the forms furnished to us and written representations from certain reporting persons, we believe that in fiscal year 2018 our directors and officers who are subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, met all applicable filing requirements.

On May 24, 2018 there was one late Form 3 filing for our stockholders Ronald L. Havner, Jr., LeeAnn Havner and the Havner Family Trust based on the purchase of Company common stock on May 9, 2018 following a delay in the delivery of information to the Company, on May 24, 2018 there was one late Form 4 for our stockholders Ronald L Havner, Jr., LeeAnn Havner and the Havner Family Trust filing based on purchases of Company common stock from May 9 to May 20, 2018 following a delay in the delivery of information to the Company and on August 13, 2018 there was one late Form 4 filing for our stockholders Ronald L. Havner, Jr., LeeAnn Havner and the Havner Family Trust based on purchases of Company common stock from June 1, July 5 and July 26, 2018 following a delay in the delivery of information to the Company.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2018 Proxy Statement. Based on our review and discussion, we have recommended to the Board that the following Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement.

Compensation Committee

Susan L. Harris (Chair)

William Baribault

James B. Roszak

Larry D. Tashjian

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

This Compensation Discussion and Analysis reviews the Company’s executive compensation program for fiscal year 2018.

The Company’s executive compensation program aligns the interests of our executive officers with the interests of our stockholders. The Company’s executive compensation program does so by establishing short-term and long-term and strategic goals to increase stockholder value and by rewarding the achievement by executive officers of those goals. The Compensation Committee periodically reviews and makes recommendations with respect to the adoption and implementation of equity-based and non-equity based compensation plans for executive officers. We therefore structure the compensation of our executive officers to reward the achievement of the strategic goals that drive stockholder value.

Say-on-Pay and Frequency of Say-on Pay Advisory Votes

The Company held its initial advisory vote on executive compensation at its December 2013 annual stockholder meeting at which time a non-binding, advisory vote on executive compensation was approved with approximately 98.6% of the stockholders who voted on the proposal approving the compensation of our named executive officers. At the same December 2013 annual meeting of stockholders, we held our first advisory vote on the frequency of future advisory votes on executive compensation. The Company’s stockholders voted to hold triennial votes on executive compensation.

At our 2016 annual meeting of stockholders we held our second advisory vote on executive compensation and our second advisory vote on the frequency of future advisory votes on executive compensation. The 2016 non-binding, advisory vote on executive compensation was approved with approximately 99.2% of the stockholders who voted on the proposal approving the compensation of our named executive officers. The Company’s stockholders voted to hold a triennial vote on executive compensation.

Executive Compensation Program

The Compensation Committee of the Board is responsible for the establishment and development of the Company’s compensation philosophy. The Compensation Committee establishes, implements and monitors the structure of the Company’s executive compensation program.

The Compensation Committee designs the executive compensation program to achieve the following key goals:

•	Reinforce the business strategy;

•	Balance rewards that address both short-term and long-term strategic objectives;

•	Motivate executives to deliver a high degree of business performance without encouraging unnecessary risk taking;

•	Align executives’ interests with the stockholders’ interests; and

•	Attract and retain talented executives whose skills and achievements will increase stockholder value.

The Compensation Committee determines the structure and amount of all executive officer compensation, including grants of equity and non-equity compensation, after receiving recommendations from management and input from its independent compensation consultant, Semler Brossy Consulting Group, LLC.

The Compensation Committee believes the structure and implementation of the executive compensation program in fiscal year 2018 implemented its compensation philosophies. Each executive’s fiscal year plan consists of financial incentives based upon the achievement of EBITDA targets and individualized key performance indicators. In fiscal year 2018 EBITDA-based targets constituted a meaningful portion of each executive’s incentive plan: 40% of the potential annual bonus for our chief executive officer, 48.3% of the potential bonus for our chief financial officer, 40% of the potential annual bonus of our executive vice president of global business development and 35.6% of the potential annual bonus of our chief executive officer of Royal Wolf Holdings Limited (“Royal Wolf”) were based upon achieving EBITDA targets. The remaining non-equity, performance-based incentive compensation for these executives was based on the attainment of key performance indicators created for each executive. The Compensation Committee believes this compensation program structure focuses the executive team on increasing revenues and profitability, a key element of the Company’s business strategy.

The Compensation established key performance indicators in fiscal year 2018 for our chief executive officer that reinforced our business strategy. Other non-financial objectives of performance-based incentive compensation of our chief executive officer and president included de-levering the Company’s balance sheet, mentoring and training members of the senior management team, completing a smooth transition to chief executive officer, attending investor conferences and earnings conference calls, overseeing the information technology consolidation plan, reducing stale inventory and implementing an enterprise financial management system.

The Compensation Committee believes that the compensation plans of Lone Star Tank Rental Inc. (“Lone Star”), Pac-Van, Inc. (“Pac-Van”), Royal Wolf and Southern Frac, LLC (“Southern Frac”), and the risks taken by their respective management teams to meet compensation plan goals, do not vary significantly between the four businesses.

The Compensation Committee also believes that compensation plans and practices of the Company, Lone Star, Pac-Van, Royal Wolf Holdings and Southern Frac do not create risks that are reasonably likely to have a material adverse effect on the Company. For fiscal year 2018, non-equity, performance-based compensation goals established by the Compensation Committee were based upon a variety of metrics, which include EBITDA, and key performance indicators. These objectives and metrics require executives to consider a variety of operating results in pursuing their compensation goals. The Compensation Committee believes that the structure of the non-equity, performance-based compensation emphasizes long-term results, thereby reducing the risk that executives would take undue risk to achieve short-term goals. The Compensation Committee therefore believes the structure of the compensation plans for annual bonuses and the vesting of equity awards stock do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation.

For the fiscal year 2018, the principal components of compensation for the principal executive officer, the principal financial officer and the other three most highly compensated executive officers, or collectively the named executive officers, were:

1.	Annual base salary;

2.	Non-equity performance-based annual incentive compensation; and

3.	Long-term equity incentive compensation.

Base Salaries. Annual base salaries provide executive officers with a minimum level of cash compensation. We establish base salaries at levels so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual incentive compensation). Base salaries are set based on factors, as applicable, that include whether a salary level is competitive with comparable companies, the recommendations of Mr. Miller for the other named executive officers and the business judgment of the members of the Compensation Committee, as discussed further below.

Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the named executive officers and certain employees, for achievement of financial and operational goals and individual performance objectives to enable us to meet long and short-term goals. In fiscal year 2018 the objectives related to financial metrics, such as EBITDA goals, and the achievement of other corporate, operational and financial goals. These goals and bonuses are determined annually at the discretion of the Compensation Committee in consultation with Mr. Miller.

Equity-Based Compensation. Equity awards of stock options and restricted stock are long-term incentives designed to reward long-term growth in the stockholder value. Stock option and restricted stock awards assist in the retention of executives because they are not exercisable at the time of grant and achieve their maximum value only if vesting conditions, which include performance goals and continued employment are met. Stock options have value solely to the extent that the price of our common stock increases over the exercise price set as of the date of grant. The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers stock options and restricted stock.

Stock Option and Restricted Stock Grant Practices

Grants of stock options and restricted stock to all of our executive officers and other employees, including the named executive officers, must be approved by the Compensation Committee, which consists entirely of independent directors. Grants occur only at meetings of the Compensation Committee and such grants are made effective as of the date of the meeting or a future date, as in the case of the hiring of a new employee. Awards of stock options and restricted stock are not timed in coordination with the release of material non-public information. The exercise price of all stock options and restricted stock granted is equal to the closing market price of our common shares on the date of grant so that the executive officer may not profit from the option unless the price of our common shares increases.

The Compensation Committee determines stock option and restricted stock award levels in their discretion, primarily based on the recommendations of Mr. Miller, consideration of the importance of an individual’s responsibilities and performance within the Company and equity awards at comparable companies.

Options and restricted stock granted by the Compensation Committee also are designed to help us retain executive officers in that options and restricted stock are not exercisable at the time of grant and achieve their maximum value only if performance criteria are met or if the executive remains in the Company’s employ for a period of years. All options and restricted stock granted to executive officers and employees in fiscal year 2018 vest ratably over three years based on continued employment. The Compensation Committee believes that these vesting arrangements align the interests of option holders with stockholders by emphasizing a long-term view of building stockholder value. The Compensation Committee also believes that multi-year vesting reduces the risks that could arise from undertaking initiatives to realize annual EBITDA goals, such as through acquisitions or capital expenditures, that could attain short-term goals while adversely effecting long-term stockholder value.

Grants of stock options and restricted stock under the 2009 Plan and the 2014 Plan are subject to the recoupment provisions included in each plan which require each option holder to forfeit all or any portion of an option grant and to reimburse the Company for all proceeds received from exercising stock options and restricted stock if (i) payment, grant or vesting was predicated on the achievement of financial results that were subsequently the subject of a material financial misstatement, (ii) the Board determines the award recipients engaged in fraud or misconduct that caused or partially caused the material financial restatement of the Company or any affiliate and (iii)  a lower payment, award or vesting would have occurred based on the financial results.

Role of Executive Officers.

In general, Mr. Miller attends all meetings of the Compensation Committee at which compensation of the other named executive officers or compensation policy is reviewed other than when his compensation is being discussed. Mr. Miller does not vote on items before the Compensation Committee. The Compensation Committee and the Board solicit Mr. Miller’s views on the performance of the executive officers who report to him.

Compensation Surveys.

Each component of compensation we pay to our named executive officers—salary, cash bonuses, stock options and restricted stock—is based generally on the Committee’s assessment of each individual’s role and responsibilities. Consideration of market rates is an additional factor reviewed by the Committee in determining compensation levels. The Compensation Committee engaged Semler Brossy in fiscal year 2015 as its compensation consultants to analyze the Company’s compensation program, to provide a benchmarking analysis which compared the Company’s compensation program to industry peers and comparable companies and to assist with the design and implementation of the Company’s compensation program.

The Compensation Committee also bases its payment of base salary and annual bonuses for named executive officers, other than the chief executive officer, on the attainment of objectives established by the Compensation Committee and based upon recommendations from Mr. Valenta. In establishing individual bonuses for senior executives, the Compensation Committee considers growth in the enterprise value, common stock price, EBITDA and other financial and corporate objectives, together with the executive officer’s contribution to the Company’s growth and profitability.

Compensation of Executives

The Compensation Committee sets the base salaries, bonus and equity compensation for the named executive officers after consideration of benchmarking and other analyses from Semler Brossy, its independent compensation consultant, and recommendations prepared by Mr. Miller. Mr. Miller used information relating to each executive officer’s responsibilities and achievements in accomplishing the corporate objectives set by the Compensation Committee for the previous year, his assessment of the individual performance of each named executive officer and to recommend to the Compensation Committee the annual incentive bonuses for each of the other named executive officers.

The implementation of the executive compensation program underlined our commitment to pay for performance. Executives who achieved annual, long-term and strategic goals received compensation in accordance with their compensation plans, while executives who failed to achieve their goals received compensation corresponding to their performance.

In June 2018, the Compensation Committee considered the Company’s fiscal year 2018 revenues and EBITDA and the recommendations of Mr. Miller with respect to the individual performance of the other named executive officers and the payment of bonuses for fiscal year 2018. The Company exceeded its EBITDA goal for fiscal year 2018 by a considerable margin. The Compensation Committee considered the completion by the named executive officers of certain strategic and operational initiatives during fiscal year 2018 in awarding bonuses for fiscal year 2018.

Based on the review of the Compensation Committee and the consideration of Mr. Miller’s recommendations, the Compensation Committee awarded the following bonuses to the named executive officers for fiscal year 2018.

The Compensation Committee determined that Mr. Valenta achieved all of his fiscal year 2018 key performance indicators, including the successful transition to a new chief executive officer, assisting the new chief executive officer with capital allocation matters, traveling to field operations, reducing senior indebtedness, updating the Company’s strategic plan and completing the acquisition of Royal Wolf’s publicly traded shares not owned by the Company. Based upon these achievements, the Compensation Committee determine that Mr. Valenta should receive 100% of his target bonus amount.

The Compensation Committee determined that Mr. Miller exceeded his EBITDA goals and achieved all of his fiscal year 2018 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Miller 255.8% of his EBITDA target, or $255,800, 100% of the target for reducing senior indebtedness or $25,000 and 100% of his key performance indicators, or $125,000. The Compensation Committee determined that Mr. Barrantes exceeded his EBITDA goals and achieved all of his fiscal year 2018 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Barrantes 194.1% of his EBITDA target, or $135,900, and 90% of his key performance indicators, or $67,500. The Compensation Committee determined that Mr. Kluckman exceeded his EBITDA goals and achieved all of his fiscal year 2018 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Kluckman 231.8% of his EBITDA target, or $115,900, 100% of his key performance indicators, or $73,500, and $25,000 for facilitating an acquisition by Royal Wolf. The Compensation Committee determined that Mr. Littlewood did not meet his EBITDA goals and achieved some of his fiscal year 2018 key performance indicators, and the Compensation Committee therefore determined to pay Mr. Littlewood 29.3% of his EBITDA target, or A$114,000, and 25% of his key performance indicators, or A$19,0000.

The executive compensation program therefore reflected the Company’s compensation philosophies by reducing executive compensation when the Company’s business goals were not met.

In June 2017, after consultation with Mr. Miller, the Compensation Committee increased the base salaries of some of the named executive officers. Effective in February 2018, Mr. Kluckman’s annual base salary was increased by 6.4% to $250,000, and effective July 1, 2018 the annual base salaries of Mr. Miller and Mr. Barrantes were increased by 19.4% and 7.1%, respectively.

Neither the Committee nor Mr. Miller believe that the fiscal year 2018 goals will require the named executive officers to take risks to achieve their EBITDA goals that are reasonably likely to have a material adverse effect on the Company.

Severance

Pursuant to separate employment agreements with Mr. Valenta, Mr. Miller, Mr. Barrantes and Mr. Kluckman, we will make severance payments equal to one year’s salary if such person’s employment is terminated by the Company without cause or by the employee for good cause, each as defined in their respective employment agreements. Pursuant to employment agreements with Mr. Littlewood, we will make a severance payment equal to six months’ salary, respectively, if his employment is terminated by Royal Wolf without cause or by the employee for good cause, each as defined in their respective employment agreements.

Each of these five employment agreements provide that each executive may be terminated for cause, and the Company or Royal Wolf, as applicable, would therefore not be required to pay severance equal to six months’ salary or one year’s salary, as applicable, if such executive breaches his employment agreement, commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, is convicted of or pleads guilty or no contest to any theft, fraud, breach of fiduciary duty or crime involving moral turpitude or felony, committed acts which give rise to liability for discrimination or harassment, violates directions from the Board or chief executive officer, acts in a manner that harms the reputation of the Company, is found liable of violating securities or other laws, fails to advance or cooperate with any investigation by the Company or misrepresents his experience or employment history.

Each of Mr. Valenta, Mr. Barrantes, Miller and Kluckman may terminate their employment for good reason and receive severance equal to one year’s salary if the Company reduces their base salary, permanently relocates their place of employment more than 40 miles from their current residence, hires a person to perform the job functions currently performed by such executive or assigns such executive duties beneath the duties they ordinarily perform.

We may also elect to pay six months’ compensation to Mr. Littlewood in lieu of providing six months’ prior notice of termination of his employment.

Clawback Policy

In accordance with the Dodd-Frank, the Compensation Committee has adopted recoupment provisions in the Company’s 2009 Plan, 2014 Stock Incentive Plan, the 2014 Restated Plan and in equity award agreements. The Compensation Committee will adopt an amended clawback policy once the SEC has adopted final rules to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Perquisites and Other Personal Benefits

Except for an expense allowance of $25,000 per year for Mr. Valenta, a car allowance of $650 per month for Mr. Miller and a monthly stipend of $450 for Mr. Kluckman, we do not have programs in place to provide personal perquisites for our executive officers. Mr. Valenta, Mr. Miller, Mr. Barrantes and Mr. Kluckman participate in the medical and dental insurance of Lone Star or Pac-Van at the expense of the Company. Messrs. Valenta, Mr. Barrantes, Miller and Kluckman are also eligible to participate in the 401(k) retirement plan of Pac-Van, Inc. Mr. Littlewood participates in the medical and dental insurance of Royal Wolf, and Royal Wolf contributed to Mr. Allan’s retirement plan and contributes to Mr. Littlewood’s retirement plan as required by Australian law. We do not have any other retirement plans under which our executive officers may participate.

Tax & Accounting Considerations

Deductibility of Executive Compensation—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and the three other highest paid employees of a publicly held corporation (other than the chief financial officer). However, while the Compensation Committee considers the tax deductibility of compensation, the Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Accounting for Stock-Based Compensation. For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. FASB ASC Topic 718 requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2018, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in our 2018 Annual Report filed with the SEC on September 7, 2018.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

Compensation Committee

Susan L. Harris (Chair)

William H. Baribault

James B. Roszak

Larry D. Tashjian

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “named executive officers,” for fiscal years 2018, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	All Other Compensation(5)	Total
Ronald F. Valenta	2018	$332,500	$392,500	$—	$—	$39,228	$764,228
Chief Executive Officer(4)(6)(7)	2017	425,000	118,125	240,000	—	101,739	884,864
	2016	425,000	112,500	308,250	83,500	30,224	959,474

Jody E. Miller	2018	$335,000	$405,800	$335,005	$—	$6,780	$1,082,585
President and Chief	2017	335,000	125,000	753,993	—	10,008	1,224,001
Executive Officer(4)(7)	2016	335,000	115,000	335,002	—	8,805	793,807

Charles E. Barrantes	2018	$280,000	$278,400	$55,000	$99,400	$14,995	$727,795
Chief Financial Officer and	2017	280,000	80,000	72,000	99,400	50,782	582,182
Executive Vice President(4)(6)	2016	280,000	80,000	61,650	27,900	2,120	451,670

Jeffrey A. Kluckman	2018	$241,250	$214,400	$110,000	$151,300	$5,130	$722,080
Executive Vice President	2017	235,000	75,000	—	157,800	2,319	470,119
of Global Business Development(4)(7)	2016	235,000	75,000	61,650	185,700	2,120	559,470

Neil R. Littlewood	2018	$352,023	$313,485	$861,554	$—	$—	$1,527,062
Chief Executive Officer,	2017	365,128	7,303	139,819	—	—	512,250
Royal Wolf(1)(3)	2016	234,243	18,606	82,593	—	—	335,442

(1)	Australian dollar to U.S. dollar exchange rates used were 0.7411 for fiscal year 2018, 0.76869 for fiscal year 2017 and 0.74425 for fiscal year 2016.
(2)

The amounts shown are derived from the amounts of compensation expense recognized by us relating to the grants of stock options, as described in FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in the 2018 Annual Report filed with the SEC on September 7, 2018.

(3)

Prior to fiscal year 2018, stock awards represented compensation expense recognized for performance rights for Royal Wolf Holdings (“RWH”) capital stock earned under the Royal Wolf Long Term Incentive Plan (“RWH LTI Plan”), which was terminated subsequent to June 30, 2017. For a discussion of the RWH LTI Plan, see Note 9 “Equity Plans” of the Notes to Consolidated Financial Statements included in our 2018 Annual Report. In fiscal year 2018, stock awards also include restricted stock units (“RSU”) which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant. In fiscal year 2018, Mr. Littlewood was granted RSUs that were valued at $742,070 on the date of grant.

(4)

Stock awards in fiscal year 2018, 2017 and 2016 represent non-vested equity shares, or restricted stock, which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant.

(5)	All Other Compensation includes 401(k) plan contributions by the employer.
(6)	All Other Compensation includes pay in lieu of vacation in fiscal year 2018 and 2017 for Messrs. Valenta and Barrantes of $22,068 and $12,115 and $71,515 and $48,463, respectively.
(7)

All Other Compensation includes expense allowance in fiscal year 2018, 2017 and 2016 of $15,000, $28,104 and $28,104, respectively, for Mr. Valenta; $3,900, $7,800 and $7,800, respectively, for Mr. Miller; and $2,250 in fiscal year 2018 for Mr. Kluckman.

Plan-Based Awards

The following table provides information concerning each grant of an award made to the named executive officers in fiscal year 2018 under the equity compensation plans.

		Option Awards			Stock Awards
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Option Awards ($)	All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jody E. Miller	6/12/2018	—	$—	$—	30,455	—	$11.00	$891,000	(1)

Charles E. Barrantes	6/12/2018	—	—	—	5,000	—	11.00	55,000	(1)

Jeffrey A. Kluckman	6/12/2018	—	—	—	10,000	—	11.00	110,000	(1)

Neil R. Littlewood	2/6/2018	—	—	—	103,786	—	7.15	742,070	(2)

(1)

Amounts reflect the full grant date fair value of each non-vested equity, or restricted stock, award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-third of the restricted stock vests on each of the first three anniversaries of the grant date based upon the named executive officer being employed by us on such dates. The shares of restricted stock subject to these awards are entitled to receive dividends if and when and at the same rate that would be paid to all of our common stockholders.

(2)

Amounts reflect the full grant date fair value of each RSU award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-third of the RSU vests on each July 1st of 2018, 2019 and 2020 based upon the named executive officer being employed by us on such dates.

The following table provides information concerning outstanding equity awards as of June 30, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Vested	Market Value of Shares or Units of Stock that Have Vested ($)(2)	Number of Shares or Units of Stock that Have Not Vested(3)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Ronald F. Valenta	76,000	—		—	$1.06	9/15/2020	—	$—	—		$—
	80,000	—		—	3.11	8/15/202	—	—	—		—
	80,000	—		—	3.15	6/7/2022	177,167	2,400,613	58,333		790,412

Jody E. Miller	—	—		—	—	—	159,497	2,161,184	142,886		1,936,105

Charles E. Barrantes	75,000	150,000	(1)	—	5.10	2/7/2027	—	—	—		—
	20,000	—		—	1.28	1/26/202	—	—	—		—
	28,500	—		—	1.06	9/15/202	—	—	—		—
	30,000	—		—	3.00	6/23/202	—	—	—		—
	30,000	—		—	3.15	6/7/2022	—	—	—		—
	20,000	—		—	4.43	6/7/2023	44,500	602,975	20,000		271,000

Jeffrey A. Kluckman	20,000	—		—	1.28	1/26/2020	—	—	—		—
	30,000	—		—	3.15	6/7/2022	—	—	—		—
	20,000	—		—	4.43	6/7/2023	—	—	—		—
	125,000	—		—	5.45	6/15/2025	29,500	399,725	25,000		338,750

Neil R. Littlewood	—	—		—	—	—	—	—	103,786	(4)	1,406,300

(1)	These options vest in three equal annual installments on February 7 of each of 2018, 2019 and 2020 and have a ten-year term.
(2)	Market price assumes a price of $13.55 per share, the closing price for our common shares on June 29, 2018.
(3)	The non-vested stock equity, or restricted stock, vest in two or three equal installments from date of grant, subject to continued service with us.
(4)	The RSUs vest in three equal installments on each July 1st of 2018, 2019 and 2020.

Employment Agreements

Mr. Valenta served as our Chief Executive Officer until December 31, 2017 pursuant to his employment agreement dated February 11, 2009. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Valenta received a base salary of $425,000 per year and a monthly car allowance of $2,500 and payment of health, dental, vision and supplemental disability premiums for himself and his family. Mr. Valenta retired as our Chief Executive Officer on December 31, 2017.

On January 1, 2018, we entered into an employment agreement with Ronald Valenta, under which he agreed to serve to serve as the Executive Chairman of the Board of Directors. Under the employment agreement, Mr. Valenta’s base annual salary is $240,000 and is eligible to receive a quarterly bonus of $46,250 and an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. We reimburse Mr. Valenta up to $2,500 per month for a car allowance and health, dental, vision and supplemental disability premiums for Mr. Valenta and his family. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On January 1, 2018, we entered into an employment agreement with Jody Miller, under which he agreed to serve as our Chief Executive Officer and President. Under the employment agreement, Mr. Miller received a base annual salary of $335,000 until June 30, 2018, $400,000 in during fiscal year 2019 and $425,000 in fiscal year 2020 and is eligible to receive an annual bonus each fiscal year of $250,000, $300,000 and $350,000 in fiscal years 2018, 2019 and 2020, respectively, provided he is employed on the last day of such year. Mr. Miller is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. We pay Mr. Miller an automobile allowance of $650 per month, and we reimburse Mr. Miller for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Miller is entitled to participate on the same basis in all offered benefits or programs as any other employee.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Barrantes received a base annual salary of $280,000 during fiscal year 2018 and is eligible to receive an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. Effective July 1, 2018 Mr. Barrantes’ base salary was increased to $300,000 per year. We reimburse Mr. Barrantes for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee. On June 30, 2009, we entered into an amended and restated employment agreement with Mr. Barrantes that provides that Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On September 15, 2011, we entered into an employment agreement with Jeffrey Kluckman, under which he agreed to serve as our Executive Vice President of Business Development. Under the employment agreement, Mr. Kluckman received a base annual salary of $225,000, and is eligible to receive an annual bonus each fiscal year, provided he is employed on the last day of such year. Mr. Kluckman is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. Effective in February 2018, with his new title of Executive Vice President of Global Business Development, Mr. Kluckman’s annual base salary was increased to $250,000, and Mr. Kluckman began receiving a monthly allowance of $450 per month. We reimburse Mr. Kluckman for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Miller is entitled to participate on the same basis in all offered benefits or programs as any other employee.

Royal Wolf entered into an employment agreement with Neil Littlewood dated February 7, 2016. Under his employment agreement Mr. Littlewood agreed to serve as the chief executive officer of Royal Wolf Holdings commencing on July 1, 2016 until the agreement was terminated. The employment agreement provides that Mr. Littlewood would be paid an annual base salary of A $475,000 (including superannuation contributions), an annual discretionary bonus targeted at 40% of the annual base salary and long-term incentives in each fiscal year targeted at 40% of the annual base salary. There is no severance or similar obligation to Mr. Littlewood under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

The employment agreements of Mr. Valenta, Mr. Miller, Mr. Barrantes and Mr. Kluckman will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Kluckman may terminate their respective employment agreements at any time upon 30 days’ notice to us, and we may terminate these agreements at any time upon notice to Mr. Valenta, Mr. Miller, Mr. Barrantes and Mr. Kluckman.

In approving the compensation of Mr. Valenta, Mr. Miller, Mr. Barrantes, Mr. Littlewood and Mr. Kluckman, the Board of Directors reviewed information provided by management regarding the compensation of comparable level officers of public companies, including companies in the equipment leasing business. The Board also considered the size of the Company, the experience and prior compensation of Mr. Valenta, Mr. Miller, Mr. Barrantes, Mr. Littlewood and Mr. Kluckman, and the scope of the services that each would be required to render (particularly given the lack of support staff and the need to implement policies and procedures).

Potential Payments Upon Termination of Employment or Change in Control

The employment agreements of Mr. Valenta, Mr. Miller, Mr. Barrantes and Mr. Kluckman provide that each is entitled to a lump sum severance payment of twelve months base salary if we terminate their employment without “cause” or he terminates his employment for “good reason.” There is no similar obligation to Mr. Littlewood under his employment agreements following a change of control.

2018 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Dodd-Frank Act requires the Company to determine the ratio of the annual total compensation (under the Summary Compensation Table definition) of Company’s Chief Executive Officer to that of the Company’s median employee. In the identification of our median employee we used June 30, 2018 as our determination date. As of the determination date, the Company had 936 employees, excluding the Chief Executive Officer. For purposes of identifying the median employee we included in the calculation of compensation: base salary, stock-based compensation (based on the grant date fair value of awards granted in 2018), target bonus amounts, estimated annual commissions and estimated overtime. We ranked our full employee population from the highest paid to the lowest paid, and the employee at the midpoint is our median employee.

The total compensation for the median employee was then calculated in accordance with Item 402(c)(2)(x) of SEC Regulation S-K. Annual total compensation for Mr. Miller, the Company’s Chief Executive Officer was $1,082,585, which was approximately 24 times the median employee compensation of $45,881.37.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

TRANSACTIONS WITH RELATED PERSONS

Effective January 31, 2008, we entered into a lease with an affiliate of Ronald F. Valenta, then Chief Executive Officer (now Executive Chairman of the Board of Directors), for our corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. On October 11, 2012, we exercised the first option to renew the lease for an additional five-year term commencing February 1, 2013 and on August 7, 2017, exercised the second option for an additional five-year term commencing on February 1, 2018. Rental payments were $110,000 in FY 2016, $113,000 in FY 2017 and $112,000 in FY 2018.

The premises of Pac-Van’s Las Vegas branch are owned by and were leased from the then acting branch manager through December 31, 2016. From January 1, 2017 through May 12, 2017, the use of the premises was rented on a month-to-month basis. Effective May 12, 2017, we entered into a lease agreement through December 31, 2020 for rental of $10,876 per month and the right to extend the term of the lease for three two-year options, with the monthly rental increasing at each option period from $11,420 to $12,590 per month. Rental payments on these premises totaled $118,000 in FY 2016, $124,000 in FY 2017 and $131,000 in FY 2018.

We have not adopted a formal written policy regarding transactions with related persons. However, in general, any such material transaction would require approval of the Board, with any interested director abstaining.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board or any individual director should write to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The letter should indicate that you are a stockholder of General Finance Corporation and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINEES

The Company’s Bylaws require that a stockholder’s notice of a person or persons the stockholder wishes to nominate as director or submit a proposal for vote at the Annual Meeting of Stockholders must be delivered in writing to the Company’s Secretary at 39 East Union Street, Pasadena, California 91103 not less than 60 days nor more than 90 days prior to the date of the 2018 Annual Meeting of Stockholders. If the Company does not publicly disclose the date of the 2018 Annual Meeting of Stockholders at least 70 days prior to the date of the meeting, a stockholder’s notice must be received by the Company’s Secretary not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure of such meeting was made.

We intend to hold our 2019 Annual Meeting of Stockholders in December 2019. As a result, if, for example, we hold our 2019 Annual Meeting of Stockholders on December 5, 2019 and publicly disclose or notify stockholders by mail of the date of the 2019 Annual Meeting of Stockholders at least 100 days prior to December 5, 2019, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than September 6, 2019 and no later than October 6, 2019.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and legal requirements. The Company will not consider any proposal or nomination that does not meet the requirements of the Company’s Bylaw and SEC requirements for submitting a nomination.

Stockholders who pursuant to Rule 14a-8 under the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2018 annual meeting must submit their proposals and proof of ownership of our common stock, in accordance with Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive offices no later than the close of business on June 17, 2019 (120 days prior to the anniversary of this year’s mailing date). To be in proper form a stockholder’s notice must include the specified information concerning the nominee or proposal required by our Bylaws. Any nomination or proposal which is not in the proper form or which is not submitted on a timely basis, as described above, will not be considered by the Company to be included in our proxy statement. The Company reserves the right to exclude any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendation of the Board and authority to do so is included in the proxy.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our 2018 Annual Report, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedule thereto, to any stockholder who so requests by writing to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

The 2018 Annual Report is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

By Order of the Board of Directors

Christopher A. Wilson
General Counsel, Vice President and Secretary
Dated: October 25, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone - QUICK *** EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 5, 2018.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE FOLLOWING NOMINEES:

1.	Election of the following nominees as the three Class C Directors:	FOR	AGAINST	ABSTAIN

3.  Approve an amendment to the Company’s bylaws that would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company.

					FOR	AGAINST	ABSTAIN
	NOMINEES:				☐	☐	☐
	(1) Class C – William Baribault	☐	☐	☐
	(2) Class C – Larry Tashjian	☐	☐	☐
	(3) Class C – Ronald Valenta	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 2 AND 3:					THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING ALL OF THE LISTED BOARD NOMINEES ON PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXY WILL BE VOTED AS THE BOARD MAY RECOMMEND. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
2.	Ratification of the selection of Crowe LLP as our independent auditors for the fiscal year ending June 30, 2019.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2018

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held December 6, 2018

The proxy statement and our 2018 Annual Report to Stockholders are available at http://www.cstproxy.com/generalfinance/2018

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GENERAL FINANCE CORPORATION

The undersigned hereby appoints Charles E. Barrantes and Christopher A. Wilson, and each of them, the proxy or proxies of the undersigned with full powers of substitution each to attend and to vote at the Annual Meeting of Stockholders of General Finance Corporation to be held on December 6, 2018 at the office of General Finance Corporation located at 39 East Union Street, Pasadena, California, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, in the manner indicated below and on the reverse side, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all set forth in the Proxy Statement dated October 25, 2018.

When properly signed, this proxy will be voted as directed. It no direction is provided, the proxies will be voted in favor of electing the listed Board nominee on Proposal 1 and for Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)